Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108223, 333-85150, 333-62869, 033-63026 and 333-231913 on Forms S-8 of Morgan Stanley of our report dated June 18, 2021 appearing in this Annual Report on Form 11-K of Morgan Stanley 401(k) Plan for the year ended December 31, 2020.

/s/ Crowe LLP

Crowe LLP

New York, New York

June 18, 2021